Exhibit 99.1

NASDAQ Panel Grants Request of Point Therapeutics for Continued Listing on
                        NASDAQ Capital Market

    WELLESLEY HILLS, Mass.--(BUSINESS WIRE)--Dec. 17, 2007--Point Therapeutics, Inc. (NASDAQ: POTP) today announced that the NASDAQ Listing Qualifications Panel (the "Panel") has granted Point's request for the continued listing of its securities on The NASDAQ Capital Market. Point's continued listing is subject to the satisfaction of certain conditions by January 30, 2008, including completion of the previously-announced merger between Point and DARA BioSciences, Inc. ("DARA") and approval of the NASDAQ initial listing application filed by Point and DARA on October 26, 2007.

    As previously announced on September 17, 2007, Point received a determination letter from the NASDAQ Listing Qualifications Staff (the "Staff") indicating that Point's securities were subject to delisting from The NASDAQ Capital Market because Point did not meet the $1 minimum share price requirement for continued listing and Point's cessation of clinical and research operations rendered it, in the opinion of the Staff, a "public shell," or non-operating company. As announced on November 19, 2007, the Staff also subsequently notified Point that it did not meet the $2.5 million stockholders' equity requirement for continued listing. Point participated in a hearing before the Panel on November 1, 2007, at which Point requested continued listing of its common stock, pending completion of the merger with DARA. On December 12, 2007, the Panel issued a decision granting Point's request.

    Should Point be unable to meet the requirements set forth in the Panel's decision, there can be no assurance that NASDAQ will grant Point an additional extension of time to comply or that Point's securities will continue to be listed on The NASDAQ Capital Market.

    About Point Therapeutics, Inc.:

    Point Therapeutics, Inc. is a biopharmaceutical company which has studied its lead product candidate, talabostat, in a number of human clinical trials in late-stage cancers. In May 2007, interim clinical results caused Point's Independent Data Monitoring Committee to recommend stopping Point's two Phase 3 talabostat studies for patients in advanced non-small cell lung cancer. Subsequently, the talabostat clinical development program was put on clinical hold by the U.S. Food and Drug Administration. Point has also studied talabostat in several Phase 2 trials, including as a single-agent and in combination with cisplatin in metastatic melanoma, in combination with rituximab in advanced chronic lymphocytic leukemia, in combination with gemcitabine in Stage IV pancreatic cancer, and in combination with docetaxel in non-small cell lung cancer. Due to cash limitations, Point is not currently funding any internal research or clinical operations.

    On October 9, 2007, Point entered into a definitive agreement to merge with DARA. Pursuant to the merger agreement, DARA will merge with DP Acquisition Corp., a newly-formed subsidiary of Point, with DARA surviving as a wholly-owned subsidiary of Point. After giving effect to the merger, DARA stockholders will hold 96.4% of the combined company's outstanding shares of common stock on a fully-diluted basis, and Point will change its name to DARA BioSciences, Inc. and be based in Raleigh, North Carolina. For information regarding the proposed merger, please refer to the registration statement on Form S-4, containing a joint proxy statement/prospectus and other relevant materials, filed by Point with the Securities and Exchange Commission on November 26, 2007.

    Point and DARA acknowledge that the proposed merger will qualify as a "reverse merger" under NASDAQ Marketplace Rule 4340. As a result, although Point's common stock is currently listed on The NASDAQ Capital Market, as noted above, the combined entity will be required to meet the NASDAQ requirements for initial listing upon consummation of the merger in order to maintain its listing on The NASDAQ Capital Market.

    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "projects," "should," "seeks," "plans," "schedules to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statements due to risks and uncertainties to which Point is subject, and other factors that are described in Form 10-Q filed with the Securities and Exchange Commission on November 9, 2007, and from time to time in Point's other reports filed with the Securities and Exchange Commission.

    Additional Information

    In connection with the merger between DARA and Point, on November 26, 2007, Point filed with the SEC a registration statement on Form S-4, containing a joint proxy statement/prospectus and other relevant materials. INVESTORS AND SECURITY HOLDERS OF DARA AND POINT ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT DARA, POINT AND THE MERGER. The joint proxy statement/prospectus and other relevant materials and any other documents filed by Point with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Point by directing a request to: Point Therapeutics, Inc., 70 Walnut Street, Wellesley Hills, MA 02481, Attention: Investor Relations.

    Point and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Point in favor of the merger. Information about the executive officers and directors of Point and their ownership of Point common stock is set forth in Point's Annual Report on Form 10-K/A filed with the SEC on April 30, 2007. Investors and stockholders may obtain more detailed information regarding the direct and indirect interests of DARA, Point and their respective executive officers and directors in the merger by reading the joint proxy statement/prospectus regarding the merger.

    CONTACT: Point Therapeutics, Inc.
             Michael Duffy, 781-239-7503